                            Schedule 14A Information
                   Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement  [ ]  Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            H. F. AHMANSON & COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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

March 12, 1997

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                       [LOGO OF H.F. AHMANSON & COMPANY]
                             4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON APRIL 21, 1997

                               ----------------

  The Annual Meeting of Stockholders of H. F. Ahmanson & Company ("Ahmanson") will be held at the Company's offices, 4900 Rivergrade Road, Irwindale, California, on April 21, 1997, at 11:30 a.m., for the following purposes:

    1. To elect thirteen directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

    2. If properly presented to the meeting, to consider and vote on a stockholders' precatory resolution relating to lending to disadvantaged groups.

    3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 17, 1997, as the record date for determining stockholders of Ahmanson entitled to notice of and to vote at the meeting.

  STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO AID IN MAINTAINING SECURITY AT THE CORPORATE HEADQUARTERS, THE ENCLOSED ADMISSION TICKET TO THE STOCKHOLDERS MEETING WILL BE REQUIRED. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN POSTAGE PREPAID ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON SHOULD YOU SO DESIRE.

                                          By Order of the Board of Directors,

                                            Madeleine A. Kleiner
                                                  Secretary

                       [LOGO OF H.F. AHMANSON & COMPANY]
                             4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706

                                                                 March 21, 1997

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 21, 1997

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), for use at the Annual Meeting of Stockholders to be held April 21, 1997, and all adjournments and postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about March 21, 1997.

  The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by Ahmanson. Proxies may be solicited by personnel of Ahmanson and others who will not receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone, telegraph or facsimile. Ahmanson will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals. In addition, Ahmanson has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in soliciting proxies for a fee not to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses.

                                    VOTING

  The close of business on March 17, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On that date there were outstanding 100,594,581 shares of Ahmanson's Common Stock, $.01 par value (the "Ahmanson Common Stock"), 7,800,000 Depositary Shares, each representing a one-tenth interest in a share of Ahmanson's 8.40% Preferred Stock, Series C (which shares are not entitled to vote at the meeting), and 5,750,000 Depositary Shares, each representing a one-tenth interest in a share of Ahmanson's 6% Cumulative Convertible Preferred Stock, Series D (which shares are not entitled to vote at the meeting). A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting. Each share of Ahmanson Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares of Ahmanson Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Directors will be elected by a plurality of the votes of the shares of Ahmanson Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. As to the stockholder proposal presented in this proxy statement, New York Stock Exchange rules generally require that when shares are registered in street or nominee name that its member brokers receive specific instructions from the beneficial owners in order to vote on such proposal. If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

  Proxies will be voted (i) for management's nominees for election as directors and (ii) against the stockholders' proposed precatory resolution, unless the stockholder otherwise directs in his or her proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to his or her direction. Proxies will be voted on any other business that may properly come before the meeting as the persons named therein or their substitutes determine in their discretion. At the time of the preparation of this Proxy Statement, the Board of Directors of Ahmanson was not aware of any other matters to be presented at the meeting.

  Any stockholder has the power to revoke his or her proxy at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of Ahmanson or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote the shares represented thereby in person. Attendance at the meeting will not by itself revoke a previously granted proxy.

                             ELECTION OF DIRECTORS

  The directors of Ahmanson are elected annually. The term of office of all present directors expires on the date of the Annual Meeting of Stockholders of Ahmanson upon election and qualification of their successors. At the meeting thirteen directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees recommended by the Nominating Committee of the Board of Directors for election as directors (all of whom are presently directors) are set forth below along with certain information regarding these nominees. Should any nominee become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of Ahmanson's knowledge, all nominees are and will be available to serve.

                        AGE (AS OF                                                          DIRECTOR
        NAME          MARCH 21, 1997)     PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS       SINCE
        ----          ---------------     --------------------------------------------      --------
Byron Allumbaugh             65       Retired Chairman of the Board of Ralphs Grocery         1987
                                      Company, a Los Angeles-based supermarket company;
                                      director of El Paso Energy Company, Ultramar Diamond
                                      Shamrock, Inc. and CKE Restaurants, Inc.
Harold A. Black              51       James F. Smith Professor of Financial Institutions      1995
                                      at the College of Business Administration at the
                                      University of Tennessee, Knoxville
Richard M. Bressler          66       Retired Chairman of the Board of Plum Creek             1987
                                      Management Company, a manufacturer of lumber and
                                      wood products, and retired Chairman of the Board of
                                      El Paso Natural Gas Company (now known as El Paso
                                      Energy Company), a natural resources company;
                                      director of General Mills, Inc. and Rockwell
                                      International Corporation
David R. Carpenter           57       Chairman and Chief Executive Officer, Paradigm          1995
                                      Partners International, Chairman of UniHealth, and
                                      retired as Chairman and Chief Executive Officer of
                                      Transamerica Occidental Life Insurance Company and
                                      Executive Vice President of Transamerica
                                      Corporation; director of PacifiCare Health Systems
Phillip D. Matthews          58       Chairman of the Executive Committee of the Board of     1995
                                      Wolverine World Wide, Inc., a NYSE footwear company;
                                      director of Bell Sports, Inc.
Richard L. Nolan             56       M.B.A. Class of 1942 Professor of Business              1995
                                      Administration at the Graduate School of Business
                                      Administration at Harvard University; director of
                                      Xcellenet Inc.
Delia M. Reyes               55       President and Chief Executive Officer of Reyes          1992
                                      Consulting Group, a market research and consulting
                                      firm
Charles R. Rinehart*         50       Chairman of the Board and Chief Executive Officer of    1990
                                      Ahmanson; Chairman of the Board and Chief Executive
                                      Officer of Home Savings of America, FSB; director of
                                      Kaufman & Broad Home Corporation
Frank M. Sanchez             53       Owner and operator of eight McDonald's franchises       1995
Elizabeth A. Sanders         51       Business consultant; director of Flagstar Companies     1990
                                      Inc., Wal-Mart Stores, Inc., Wellpoint Health
                                      Networks, Inc. and Wolverine World Wide, Inc.
Arthur W. Schmutz            75       Retired partner of Gibson, Dunn & Crutcher, a law       1993
                                      firm; director of Ducommun Incorporated
William D. Schulte           64       Retired Vice Chairman of KPMG Peat Marwick LLP, a       1991
                                      firm of independent certified public accountants;
                                      director of Santa Anita Operating Company, Santa
                                      Anita Realty Enterprises, Inc. and Vastar Resources,
                                      Inc.
Bruce G. Willison*           48       President and Chief Operating Officer of Ahmanson;      1996
                                      President and Chief Operating Officer of Home
                                      Savings of America, FSB; director of Portland
                                      General Corporation

--------
* Executive officers.

  Mr. Rinehart has served as an officer of Ahmanson and/or one or more of its subsidiaries for more than five years. Mr. Willison joined Ahmanson in April and became President and Chief Operating Officer in May 1996. From 1979 until joining Ahmanson, Mr. Willison was with First Interstate Bancorp and/or one or more of its subsidiaries. For more than 5 years prior to joining Ahmanson, he was Chairman, President and Chief Executive Officer of First Interstate Bank of California and, since January 1995, he was also Vice Chairman of First Interstate Bancorp. Messrs. Matthews, Rinehart, Schmutz, Schulte and Willison and Ms. Sanders also serve as directors of Home Savings of America, FSB ("Home Savings").

  Ahmanson's mandatory retirement policy. The policy provides that the Board of Directors will not elect or nominate for election by the stockholders as a director any person who is or will be prior to the scheduled date of the election 70 or more years of age. Arthur W. Schmutz, age 75 and a director since 1993, has been granted a special exemption to the mandatory retirement policy until the 1998 Annual Shareholders meeting.

  Ahmanson's executive officers not listed above are Kevin M. Twomey, age 50, Senior Executive Vice President since March 1995, Chief Financial Officer since July 1993, and Executive Vice President from July 1993 to March 1995, of Ahmanson and Home Savings; Madeleine A. Kleiner, age 45, Chief Administrative Officer and Senior Executive Vice President of Ahmanson and Home Savings since February 1997, General Counsel and Secretary of Ahmanson and General Counsel of Home Savings since May 1995 and Executive Vice President of Ahmanson and Home from May 1995 to February 1997; Anne-Drue M. Anderson, age 35, Executive Vice President since March 1995, Treasurer since September 1993, and First Vice President from September 1993 to March 1995, of Ahmanson and Home Savings; E. Nancy Markle, age 55, Executive Vice President of Ahmanson and Home Savings since July 1995, and First Vice President from July 1994 to July 1995, of Home Savings; and George Miranda, age 49, First Vice President and Principal Accounting Officer of Ahmanson and Home Savings. Mr. Twomey is Vice Chairman of the Board of Directors of Home Savings. Prior to joining Ahmanson in June 1993, Mr. Twomey worked in corporate finance at MacAndrews and Forbes Holdings since February 1993, and was Executive Vice President, Finance, Administration and Chief Financial Officer of First Gibraltar Bank from July 1989 to February 1993. From April 1993 until joining Ahmanson, Ms. Anderson was Bank and Thrift Strategist at First Boston Corporation. From September 1989 to February 1993 she was Senior Vice President and Treasurer at First Gibraltar Bank. From 1977 until joining Ahmanson in May 1995, Ms. Kleiner was with the law firm of Gibson, Dunn and Crutcher, where she was a partner since 1983. Prior to joining Home Savings in July 1994, Ms. Markle served as president of Information Technology Consultants since 1988. Mr. Miranda has served as an officer of Ahmanson and/or one of its subsidiaries for more than five years.

  The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee is composed of Byron Allumbaugh, Richard M. Bressler, Charles R. Rinehart (Chairperson), Arthur W. Schmutz and Bruce G. Willison and held no meetings during 1996. The Audit Committee is composed of Harold A. Black, David R. Carpenter, Richard L. Nolan, Frank M. Sanchez, Arthur W. Schmutz and William
D. Schulte (Chairperson). The Compensation Committee is composed of Byron Allumbaugh, Richard M. Bressler (Chairperson), Phillip D. Matthews, Delia M. Reyes and Elizabeth A. Sanders. Lodwrick M. Cook, who retired as a director in March 1996, preceded Phillip D. Matthews on the Compensation Committee. The Nominating Committee is composed of Byron Allumbaugh (Chairperson), Richard M. Bressler, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez and Bruce G. Willison.

  The Audit Committee held five meetings in 1996. The function of the Audit Committee is to provide oversight to the audit plan and the internal audit activities of Ahmanson, to review and evaluate the audit plan and the scope of audit procedures employed by Ahmanson's independent auditors, to review and evaluate audit reports rendered by both Ahmanson's independent auditors and its internal staff and to approve the audit fee charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

  The Compensation Committee held four meetings in 1996. The primary function of the Compensation Committee is to determine the compensation of officers of Ahmanson and the executive officers of its subsidiaries, to administer and grant awards under Ahmanson's 1993 Stock Incentive Plan and to administer Ahmanson's 1984 Stock Incentive Plan.

  The Nominating Committee held one meeting in 1996. The function of the Nominating Committee is to seek, evaluate and recommend to the Board of Directors qualified individuals for election to the Board of Directors by the stockholders, or by the Board of Directors to fill vacancies thereon whenever vacancies occur or whenever the Nominating Committee or the Board of Directors considers it advisable to add or change directors. The Nominating Committee also advises the Board of Directors on matters pertaining to the size and composition of the Board of Directors. The Nominating Committee will consider nominees for director whose names are timely submitted by holders of Ahmanson Common Stock in writing addressed to the Chairperson of the Nominating Committee accompanied by such information regarding the nominee as would be required under the rules of the Securities and Exchange Commission were the stockholder soliciting proxies with regard to the election of such nominee.

  In 1996 the Board of Directors held six meetings. All directors attended at least 75 percent of the meetings held during 1996 by the Board of Directors and the committees on which they served except Richard M. Bressler who attended eight of eleven meetings.

  Arthur W. Schmutz, a director of Ahmanson and a member of its Executive and Audit Committees, is a retired partner of the law firm of Gibson, Dunn & Crutcher, which has represented Ahmanson and its subsidiaries for more than the past year and continues to do so.

                  PRINCIPAL HOLDERS OF AHMANSON COMMON STOCK

  The following table sets forth as of December 31, 1996 (i) the name and address of the beneficial owners of more than five percent of the outstanding shares of Ahmanson Common Stock, (ii) the total number of shares of Ahmanson Common Stock beneficially owned and (iii) the percent of the outstanding shares of Ahmanson Common Stock so owned.

                                                      AMOUNT AND NATURE
                     NAME AND ADDRESS                   OF BENEFICIAL   PERCENT
                    OF BENEFICIAL OWNER                   OWNERSHIP     OF CLASS
                    -------------------               ----------------- --------
      Merrill Lynch & Co., Inc.......................     9,359,361(1)    9.16%
       250 Vesey St.
       World Financial Center
       North Tower
       New York, New York 01281-1334
      Putnam Investments, Inc........................     9,089,224(2)    8.9 %
       One Post Office Square
       Boston, MA 02109
      The Capital Group Companies, Inc...............     8,445,120(3)    8.27%
       333 South Hope Street
       Los Angeles, CA 90071
      Wellington Management Company LLP..............     6,013,953(4)    5.89%
       75 State Street
       Boston, MA 02109

--------
(1) Merrill Lynch Asset Management, L.P. ("MLAM"), a registered investment adviser, has shared voting power of 7,374,885 shares and shared dispositive power over 7,175,135 shares. Princeton Services, Inc. ("PSI") is beneficial owner of 9,175,135 shares because it serves as the general partner of MLAM d/b/a Merrill Lynch Asset Management and Fund Asset Management L.P. d/b/a/ Fund Asset Management. PSI
   disclaims beneficial ownership of all shares. Merrill Lynch Group, Inc. ("MLGI") is beneficial owner of 9,334,435 shares because it is the parent company of PSI and one or more Merrill Lynch trust companies which may have discretionary accounts. MLGI disclaims beneficial ownership of all shares. Merrill Lynch & Co. ("ML&C") is beneficial owner of 9,359,361 shares because it is the parent company of MLGI and Merrill Lynch Pierce, Fenner & Smith ("MLPFS"), a broker dealer which has proprietary trading accounts possibly holding shares of which MLPFS has discretionary power or held by unit investments for which MLPFS is the sponsor. ML&C disclaims beneficial ownership of all shares.

(2) Putnam Investments Inc. is deemed to be the beneficial owner of these shares by virtue of the direct or indirect investment and/or voting discretion its subsidiaries possess pursuant to the provisions of investment advisory agreements with various clients, none of whom is known by Ahmanson to own beneficially more than five percent of the outstanding shares of Ahmanson Common Stock. Putnam Investments Inc. has two subsidiaries, Putnam Investment Management Inc. which holds shared dispositive power in 8,989,154 shares and the Putnam Advisory Company Inc. which holds shared voting power of 60,160 shares and the shared dispositive power of 100,070 shares. Putnam Investments, Inc. is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. which disclaims beneficial ownership of the shares.

(3) The Capital Group Companies, Inc. is deemed to be the beneficial owner of these shares by virtue of the direct or indirect investment and/or voting discretion its subsidiaries possess pursuant to the provisions of investment advisory agreements with various clients, none of whom is known by Ahmanson to own beneficially more than 5% of the outstanding shares of Ahmanson Common Stock. The number of shares reported includes 2,053,050 shares resulting from the assumed conversion of 999,200 shares of the 6% Series D Preferred Stock. Through its subsidiaries, The Capital Group Companies, Inc. has sole voting power with respect to 2,944,070 of these shares. Beneficial ownership with respect to all these shares has been disclaimed by the Capital Group Companies, Inc.

(4) Wellington Management Company LLP is deemed to be the beneficial owner of these shares by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with various clients of Wellington Management Company or its wholly owned subsidiary, Wellington Trust Company, N.A., none of whom is known to Ahmanson to own beneficially more than five percent of the outstanding shares of Ahmanson Common Stock. Wellington Management Company LLP has shared voting power with respect to 15,411 shares and shared power to dispose or direct the disposition of all shares.

  All information with respect to beneficial ownership of the shares referred to above and under "Security Ownership of Management" below is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to Ahmanson by such beneficial owners.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following information sets forth the number of shares of Ahmanson Common Stock beneficially owned as of February 28, 1997 by each of the present directors and nominees of the Nominating Committee of the Board of Directors, each of the individuals included in the "Summary Compensation Table" below and all directors, nominees and executive officers as a group. No director or executive officer owns Depositary Shares representing interests in Ahmanson's Preferred Stock.

   NAME OR NUMBER OF      NUMBER OF                VOTING               PERCENT OF
    PERSONS IN GROUP     SHARES OWNED OPTIONS(1) POWER ONLY     TOTAL    CLASS(2)
   -----------------     ------------ ---------- ----------   --------- ----------
Byron Allumbaugh........     2,500       17,000       --         19,500     --
Anne-Drue M. Anderson...     5,589      112,470       --        118,059     --
Harold A. Black.........       --         2,000       --          2,000     --
Richard M. Bressler.....    20,000       17,000       --         37,000     --
David R. Carpenter......       290        3,816       --          4,106     --
Madeleine A. Kleiner....     4,468       61,946       --         66,414     --
Phillip D. Matthews.....     6,000        3,816       --          9,816     --
Richard L. Nolan........       --         2,000       --          2,000     --
Delia M. Reyes..........       --         9,000       --          9,000     --
Charles R. Rinehart.....   130,848      503,347   837,454(3)  1,471,649    1.30%
Frank M. Sanchez........       --         2,000       --          2,000     --
Elizabeth A. Sanders....     3,000       12,000       --         15,000     --
Arthur W. Schmutz.......     5,000        7,000       --         12,000     --
William D. Schulte......     2,500       11,000       --         13,500     --
Kevin M. Twomey.........    12,090      213,058       --        225,148     --
Bruce G. Willison.......    35,000      100,000       --        135,000     --
All directors and
 executive officers
 as a group (18
 persons)...............   242,579    1,184,267   837,454     2,264,300    2.00%

--------
(1) Represents shares subject to options which are presently exercisable or exercisable within 60 days after February 28, 1997 for an average price of $20.90 for the total number.

(2) Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of Ahmanson Common Stock.

(3) Mr. Rinehart has disclaimed beneficial ownership of such shares because his interest in such shares is limited to an irrevocable proxy from Wells Fargo Bank, as trustee. The trust instruments covering such shares provide that the trustee shall grant to the Chairman of the Board of Ahmanson upon request a proxy to vote such shares, and the trustee has granted an irrevocable proxy for a term of seven years, expiring in January 2001, to Mr. Rinehart as Chairman of the Board and his successors as Chairman of the Board.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation for services rendered in all capacities to Ahmanson and its subsidiaries earned during the years indicated by each of Ahmanson's Chief Executive Officer and the four most highly compensated executive officers of Ahmanson (other than the Chief Executive Officer) who were employed by Ahmanson as of December 31, 1996 (collectively referred to as the "named executive officers").

                         SUMMARY COMPENSATION TABLE(1)

                                   ANNUAL COMPENSATION        LONG-TERM COMPENSATION(2)
                              ------------------------------ ---------------------------
                                                                   AWARDS       PAYOUTS
                                                             ------------------ --------
                                                OTHER ANNUAL RESTRICTED           LTIP    ALL OTHER
                                                COMPENSATION   STOCK    OPTIONS PAYOUTS  COMPENSATION
     NAME AND TITLE      YEAR  SALARY  BONUS(3)     (4)      AWARDS (5) (6)(#)    (7)        (8)
     --------------      ---- -------- -------- ------------ ---------- ------- -------- ------------
Charles R. Rinehart..... 1996 $760,008 $891,763       --      $    --   136,759 $778,058   $214,122
 Chairman of the Board   1995  760,008  851,200       --       370,427  208,613  795,150    178,647
  and Chief Executive    1994  715,008  577,438       --           --   132,365  477,755    236,217
  Officer

Bruce G. Willison(9).... 1996  322,602  308,007       --       584,375  159,469  273,000        --
 President and Chief     1995      --       --        --           --       --       --         --
 Operating Officer       1994      --       --        --           --       --       --         --

Kevin M. Twomey......... 1996  415,008  438,258       --           --    71,570  424,864     98,575
 Senior Executive Vice   1995  381,254  327,600       --       213,842   90,234  340,031     74,566
 President and Chief     1994  333,759  201,944       --           --    51,754  184,848     59,385
 Financial Officer

Madeleine A.
 Kleiner(10)............ 1996  325,008  321,765    80,026          --    55,669  324,409        --
 Senior Executive Vice   1995  210,517  225,225       --       108,908   55,175  113,344        --
 President, General      1994      --       --        --           --       --       --         --
  Counsel and Secretary

Anne-Drue M.
 Anderson(11)........... 1996  300,000  297,007       --           --    51,278  322,481     22,302
 Executive Vice          1995  273,758  246,960       --       131,357   63,052  244,125     15,078
  President and          1994      --       --        --           --       --       --         --
  Treasurer

--------
 (1) Includes bonuses and long-term compensation payouts earned in the performance measurement period ending on December 31 of such year although the payout was not authorized by the Compensation Committee until the following year.

 (2) Stockholdings of Messrs. Rinehart, Willison and Twomey and Mmes. Kleiner and Anderson of 15,197, 25,000, 8,773, 4,468 and 5,389 shares, respectively, were subject to vesting restrictions, and had a net market value at December 31, 1996 of $493,903, $812,500, $285,123, $145,210 and
     $175,143, respectively, not accounting for the effect of the vesting restrictions. Except for Mr. Willison, who received a restricted stock award upon joining Ahmanson, all such stock represents shares issued as payouts under Ahmanson's 1993 Stock Incentive Plan and was reflected in the table under the heading "Restricted Stock Awards" for the year granted.

 (3) All of the awards granted under the Executive Short-Term Incentive Plan and Executive Long-Term Incentive Plan to Messrs. Rinehart and Willison were tax qualified. Portions of the remaining awards were not tax qualified but all were tax deductible for Ahmanson.

 (4) Excludes compensation in the form of other personal benefits, which, for each of the named executive officers, other than Ms. Kleiner in 1996, did not exceed the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported for each year. Other Annual Compensation for Ms. Kleiner in 1996 includes reimbursement of relocation expenses of $70,518.

 (5) The 33,827 restricted stock award shares granted to Messrs. Rinehart and Twomey and Mmes. Kleiner and Anderson for 1995 were granted in February 1996. The 25,000 restricted stock award shares granted to Mr. Willison for 1996 were granted in April 1996. Restricted stock award shares vest in equal annual one-third installments beginning three years after the grant. Dividends are paid on such restricted stock award shares prior to the lapse of restrictions to the same extent that dividends are paid on all other shares of Ahmanson's Common Stock.

 (6) In 1994 Ahmanson adopted an amendment of its Executive Long-Term Incentive Plan which, among other things, changed the timing of grants of options from the end to the beginning of the performance measurement period. Therefore, for 1994 and 1995 includes option grants made as awards under the Executive Long-Term Incentive Plan for the 39-month performance periods ended December 31, 1994, and 1995, respectively, and option grants under the plan, as amended, for the three-year performance periods beginning January 1, 1995 and 1996, respectively. For 1996 also includes option grants made as awards under the plan for the 36-month performance period ended December 31, 1996, options granted under the Stock Option Award Guidelines and an additional option grant made to Mr. Willison in connection with his joining Ahmanson. For 1995 also includes an additional option grant made to Ms. Kleiner in connection with her joining Ahmanson. For 1995 and 1996 includes options granted in lieu of cash contributions under the 1989 Contingent Deferred Compensation Plan.

 (7) For 1994, 1995 and 1996 represents the cash component of payouts under Ahmanson's Executive Long-Term Incentive Plan for the 39-month performance period ended December 31, 1994, and 1995 and the 36 month performance period ending December 31, 1996, respectively. Ahmanson's Executive Long-Term Incentive Plan provides for mandatory deferral of that portion of a cash payout for which Ahmanson would not be allowed a tax deduction pursuant to Section 162(m) of the Internal Revenue Code. Pursuant to this provision, $573,000 of Mr. Rinehart's payout for 1995 was deferred. No deferrals were made in 1994 or 1996.

 (8) Includes for 1996 (i) interest earned on Capital Accumulation Plan and Elective Deferred Compensation Plan accounts at a rate greater than 120% of the applicable federal rate and (ii) the value to the participant of premiums paid by Ahmanson under the Senior Executive Life Insurance Plan.

                                  CHARLES R. BRUCE G. KEVIN M. MADELEINE A. ANNE-DRUE M.
                             YEAR  RINEHART  WILLISON  TWOMEY    KLEINER      ANDERSON
                             ---- ---------- -------- -------- ------------ ------------
    Capital Accumulation
     Plan................... 1996  $    --    $ --    $   --      $ --        $   --
    Elective Deferred
     Compensation Plan...... 1996       354     --        207       --            --
    Senior Executive Life
     Insurance Plan......... 1996   214,122     --     98,575       --         22,302

 (9) Mr. Willison became an executive officer of Ahmanson in May 1996.

(10) Ms. Kleiner became an executive officer of Ahmanson in May 1995.

(11) Ms. Anderson became an executive officer of Ahmanson in March 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to stock options granted to the named executive officers during or for periods including 1996. The table reflects multiple option grants, in part, as a result of amendments to Ahmanson's Executive Long-Term Incentive Plan which, among other things, changed the timing of grants of options from the end to the beginning of the performance measurement period.

                                                       INDIVIDUAL GRANTS
                         -----------------------------------------------------------------------------
                                          PERCENTAGE OF
                         NUMBER OF SHARES TOTAL OPTIONS
                            UNDERLYING     GRANTED TO                                     GRANT DATE
          NAME           OPTIONS GRANTED    EMPLOYEES   EXERCISE PRICE EXPIRATION DATE PRESENT VALUE(1)
          ----           ---------------- ------------- -------------- --------------- ---------------
Charles R. Rinehart.....      15,837          1.15%        $24.00          3/6/06         $ 98,063
                              47,382          3.43          31.375        12/15/06         422,197
                              73,540          5.32          38.125         3/4/07          841,114
Bruce G. Willison.......     100,000          7.23          23.5625        5/16/06         655,038
                              33,666          2.44          31.375        12/15/06         299,981
                              25,803          1.87          38.125         3/4/07          295,122
Kevin M. Twomey.........       8,127          0.59          24.00          3/6/06           50,322
                              23,286          1.68          31.375        12/15/06         207,490
                              40,157          2.90          38.125         3/4/07          459,296
Madeleine A. Kleiner....       6,771          0.49          24.00          3/6/06           41,926
                              18,236          1.32          31.375        12/15/06         162,492
                              30,662          2.22          38.125         3/4/07          350,697
Anne-Drue M. Anderson...       5,835          0.42          24.00          3/6/06           36,130
                              14,963          1.08          31.375        12/15/06         133,328
                              30,480          2.20          38.125         3/4/07          348,615

--------
(1) Options which expire on March 6, 2006, May 16, 2006, December 15, 2006 and March 4, 2007 were granted on February 6, 1996, April 16, 1996, November 15, 1996 and February 4, 1997, respectively. Present values were calculated using the Black-Scholes option valuation model with the following assumptions:

                             FEBRUARY 6, 1996 APRIL 16,  1996 NOVEMBER 15, 1996 FEBRUARY 4, 1997
                                  GRANT            GRANT            GRANT            GRANT
                             ---------------- --------------- ----------------- ----------------
   Term....................      10 years        10 years         10 years          10 years
   Exercise price..........        $24.00        $23.5625          $31.375           $38.125
   Volatility..............        30.53%         30.866%          26.885%           25.653%
   Dividend yield..........         3.67%           3.74%            2.80%             2.31%
   Risk-free interest rate.         5.65%           6.51%            6.20%             6.30%
   Discount for forfeiture
    risk...................         2.00%           2.00%            2.00%             2.00%
   Discount for reduced
    term risk..............        12.67%          12.95%           15.81%            17.19%

    The actual value, if any, which a named executive officer may realize will be based upon the difference between the market price of Ahmanson's Common Stock on the date of exercise and the exercise price. The dividend yield assumption is based upon the dividend rate on the respective grant dates. There is no assurance that the assumed dividend rate will be maintained or that the actual realized value will be at or near the value estimated by the Black-Scholes model.

  The February 6, 1996 grants were made in lieu of cash contributions under Ahmanson's 1989 Contingent Deferred Compensation Plan. The April 16, 1996 grant was made to Mr. Willison in connection with his joining Ahmanson. The November 15, 1996 grants were made under Stock Option Award Guidelines adopted after the deletion of the stock option awards feature under the Executive Long-Term Incentive Plan. The Stock Option Award Guidelines provide for annual awards based on a percent of base salary ranging from 30% to 50% using a Black-Scholes valuation model. The February 4, 1997 grants were made under Ahmanson's Executive Long-Term Incentive Plan for the performance period ending in 1996. Grants made in lieu of cash contributions under Ahmanson's Contingent Deferred Compensation Plan were discontinued in 1996 with the adoption of Ahmanson's Stock Option Award Guidelines.

  The options become exercisable six months after grant or, if earlier, in full upon the employee's death, disability or normal retirement or a change in control of Ahmanson and expire three months after termination of employment other than as a result of death, disability or retirement. Payment of the option exercise price and tax withholding obligations may be satisfied by withholding shares otherwise issuable upon exercise.

        AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES

  The following table sets forth certain information with respect to exercises by the named executive officers of stock options and stock appreciation rights ("SARs") during 1996 and the value of all unexercised employee stock options and SARs as of December 31, 1996 held by the named executive officers.

                                               NUMBER OF SHARES      VALUE OF UNEXERCISED IN-
                          SHARES            UNDERLYING UNEXERCISED   THE-MONEY OPTIONS/SARS AT
                         ACQUIRED                OPTIONS/SARS           FISCAL YEAR-END (1)
                            ON     VALUE   ------------------------- -------------------------
NAME                     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
Charles R. Rinehart.....    --    $   --     503,347      47,382     $6,194,705     $53,305
Bruce G. Willison.......    --        --     100,000      33,666        893,750      37,874
Kevin M. Twomey.........    --        --     213,058      23,286      2,034,721      26,197
Madeleine A. Kleiner....    --        --      61,946      18,236        519,699      20,516
Anne-Drue M. Anderson...  7,046    70,460    112,470      14,963      1,243,031      16,833

--------
(1) The actual amount realized from unexercised options is dependent upon the price of Ahmanson's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions upon exercise of such options lapse.

LONG-TERM INCENTIVE PLAN

  Under Ahmanson's Executive Long-Term Incentive Plan senior executives of Ahmanson and its subsidiaries who are designated by the Compensation Committee are assigned a cash target award opportunity expressed as a percentage of base annual salary in the last year of the three-year performance measurement period.

  The Plan also has provided for the grant of nonqualified stock options relating to Ahmanson's Common Stock which are granted at the beginning of the performance measurement period (provided, however, that for the performance measurement period commencing January 1, 1994, any grants of options will be made at the end of the performance measurement period). In November 1996 this plan was amended to delete the provision for stock option awards at the beginning of each performance cycle. At the same time, separate Stock Option Award Guidelines were adopted. The November 1996 awards reflected above under the caption "Option Grants in Last Fiscal Year" were made pursuant to the new Stock Option Award Guidelines.

  The following table sets forth certain information as to target cash award opportunities under the Executive Long-Term Incentive Plan. Actual payout amounts will be based upon total stockholder return. Notwithstanding the satisfaction of such criteria, the Compensation Committee may, in its discretion, reduce the cash amount paid based upon an assessment of the executive's performance during the last 12 months of the performance measurement period and/or the performance of the business unit or organizational area of Ahmanson and its subsidiaries that directly employs the participant, if the performance of Ahmanson and its subsidiaries is not adequately reflected in the objective measures previously determined by the Compensation Committee and/or if Home Savings' core capital is below the level mandated by law. Estimated future payout amounts indicated are calculated using the named executive officers' current salaries.

            LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                     ESTIMATED FUTURE PAYOUTS
                                    PERFORMANCE     UNDER NON-STOCK PRICE-BASED
                                  OR OTHER PERIOD              PLANS
                                  UNTIL MATURATION -----------------------------
   NAME                              OF PAYOUT     THRESHOLD  TARGET   MAXIMUM
   ----                           ---------------- --------- -------- ----------
   Charles R. Rinehart...........     3 years      $382,500  $765,000 $1,147,500
   Bruce G. Willison.............     3 years       240,000   480,000    720,000
   Kevin M. Twomey...............     3 years       176,250   352,500    528,750
   Madeleine A. Kleiner..........     3 years       132,750   265,500    398,250
   Anne-Drue M. Anderson.........     3 years       109,688   219,375    329,063

RETIREMENT PLANS

  Retirement Plan. Ahmanson's Retirement Plan is a qualified, noncontributory, defined benefit retirement plan governed by the Employee Retirement Income Security Act of 1974. The Retirement Plan is administered by a committee appointed by the Board of Directors. With some exceptions, all employees of Ahmanson and its participating subsidiaries (including officers) are eligible to participate provided they meet certain age and service requirements.

  The following table illustrates the estimated annual retirement benefits payable under the Retirement Plan to participants in the following specific average annual earnings and years of service classifications. Benefits under the Retirement Plan are reduced in part to the extent a participant receives Social Security benefits. Benefits paid to a participant in the Retirement Plan who is also a participant in Ahmanson's Supplemental Executive Retirement Plan ("SERP") or Senior Supplemental Executive Retirement Plan reduce any benefit payable to such participant under the SERP or Senior Supplemental Executive Retirement Plan by 100 percent of the amount of the benefit under the Retirement Plan.


                                         YEARS OF CREDITED SERVICE
        FINAL AVERAGE      -----------------------------------------------------
           EARNINGS           15       20       25       30       35       40
        -------------      -------- -------- -------- -------- -------- --------
     $125,000              $ 37,506 $ 50,008 $ 65,634 $ 81,261 $ 87,511 $ 93,761
      150,000                45,630   60,841   79,800   98,761  106,261  113,761
      175,000                53,754   71,673   93,965  116,258  125,000  125,000
      200,000                61,881   82,508  108,134  125,000  125,000  125,000
      225,000                70,005   93,341  122,300  125,000  125,000  125,000
      250,000                78,131  104,175  125,000  125,000  125,000  125,000
      300,000                94,380  125,000  125,000  125,000  125,000  125,000
      350,000               110,631  125,000  125,000  125,000  125,000  125,000
      400,000               125,000  125,000  125,000  125,000  125,000  125,000
      450,000               125,000  125,000  125,000  125,000  125,000  125,000
      500,000 (and above)   125,000  125,000  125,000  125,000  125,000  125,000

  Benefits are paid to or on behalf of each participant upon retirement, normally at age 65, and under certain circumstances upon death or disability. The Retirement Plan provides for an annual benefit equal to 65 percent of final average annual earnings reduced by 40 percent of the participant's Social Security benefits. "Final average annual earnings" is the annual average compensation paid to a participant during the final 120 months of employment, consisting of salary and cash bonuses, subject to certain adjustments and a cap as to the amount of compensation which may be included for each year, currently $160,000. If the participant has fewer than 30 years of credited service in the Retirement Plan, the participant's final average earnings are proportionately reduced. Benefits shown in the table above are stated in the form of a single life annuity benefit payment option and assume commencement of benefits at normal retirement age (age 65). Participants with more than 20 years of credited service receive an additional benefit amount equal to 1/2 of 1 percent of final average earnings for each year of credited service in excess of 20. Participants with more than 30 years of credited service receive an additional 1/2 of 1 percent of final average annual earnings for each year of credited service in excess of 30. However, in no event may a participant's benefits exceed the maximum amount permitted under the Internal Revenue Code, which for 1997 was $125,000. Retirement benefits generally vest after five years or upon the participant's 65th birthday while employed by Ahmanson or a participating subsidiary. The benefits payable under the Retirement Plan are actuarially adjusted to reflect the form of payment elected by the participant and are subject to limitations on maximum benefits imposed by applicable law. As of February 28, 1997 the full years of credited service for Messrs. Rinehart, Willison and Twomey and Mmes. Kleiner and Anderson were 7, 0, 3, 1 and 3, respectively.

  Supplemental Executive Retirement Plan. Ahmanson's SERP is a noncontributory defined benefit, nonqualified plan under which Ahmanson pays benefits to certain officers of Ahmanson and its subsidiaries designated by the Compensation Committee of the Board of Directors in an amount equal to a specified percentage of the participant's average annual earnings for the 36 consecutive months during the final ten years of the participant's employment which produce the highest average annual earnings.

  The following table illustrates the estimated annual retirement benefits payable under the SERP to participants in the following specific average annual earnings and years of service classifications. Benefits under the SERP are reduced to the extent a participant receives benefits from primary Social Security or Ahmanson's Retirement Plan.

                             YEARS OF CUMULATIVE SERVICE
              THREE YEAR     ----------------------------
            AVERAGE ANNUAL                       15 AND
               EARNINGS         5        10       OVER
            --------------   -------- -------- ----------
             $   250,000     $ 50,000 $100,000 $  150,000
                 500,000      100,000  200,000    300,000
                 750,000      150,000  300,000    450,000
               1,000,000      200,000  400,000    600,000
               1,250,000      250,000  500,000    750,000
               1,500,000      300,000  600,000    900,000
               1,750,000      350,000  700,000  1,050,000

  The participant's average annual earnings include salary, cash bonuses and the cash value of contingent deferred compensation grants. The compensation for purposes of the SERP of each of the named executive officers is substantially equivalent to the respective amounts set forth in the Summary Compensation Table under the headings "Salary" and "Bonuses" and the cash value of contingent deferred compensation grants as set forth in "Option Grants in Last Fiscal Year" under the heading "Grant Date Present Value" opposite options which expire on March 6, 2006.

  The annual benefit payable to a participant under the SERP is equal to four percent of the participant's average annual earnings multiplied by the participant's years of cumulative service, subject to a maximum of 15 years of cumulative service except for determination of whether a participant is entitled to benefits upon early retirement. Service must generally continue to at least the participant's normal retirement date for a participant to receive full benefits under the SERP. However, a participant may retire early and receive reduced benefits upon early retirement if the sum of his age and his years of service equals at least 75 and the participant is at least 55. The SERP provides for accelerated accrual and vesting of participants' interests in the event of a change in control of Ahmanson. Benefits generally commence under the SERP upon the participant's retirement and are paid on a modified joint and survivor basis, which provides for a lesser annual benefit to the participant's designated beneficiary upon the death of the participant. The SERP provides for a pre-retirement survivor benefit equal to the survivor benefits a participant's spouse would have received if the participant had elected early retirement, offset by executive life insurance. The SERP permits participants to elect to receive a lump sum benefit, equal to 90 percent of the present value of the participant's accrued benefits at any time after retirement or 100 percent of the present value of the participant's accrued benefits upon retirement if the election is made in a timely manner before retirement. Mr. Rinehart was granted additional years of service for purposes of the Supplemental Executive Retirement Plan and has more than the maximum 15 full years of cumulative service. Mr. Willison was granted seven years of service for purposes of the Supplemental Executive Retirement Plan in connection with his joining Ahmanson. As of February 28, 1997 the full years of cumulative service for Messrs. Willison and Twomey and Mmes. Kleiner and Anderson were 7, 3, 1 and 3, respectively.

  Senior Supplemental Executive Retirement Plan. Certain officers of Ahmanson and its subsidiaries, as designated by the Compensation Committee, participate in an auxiliary version of the SERP, the Senior Supplemental Executive Retirement Plan, under which a portion of the amount otherwise payable to the participant under the SERP is offset by the participant's interest in the cash value of split-dollar life insurance policies purchased under Ahmanson's Senior Executive Life Insurance Plan. The post-retirement survivor benefit payable to the participant's designated beneficiary is equal to the amount which would have been payable under Ahmanson's SERP reduced by the additional post-retirement death benefit payable under Ahmanson's Senior Executive Life Insurance Plan. The pre-retirement survivor benefit payable to the participant's designated beneficiary is equal to the amount which would have been payable under Ahmanson's SERP reduced by the death benefit payable under Ahmanson's Senior Executive Life Insurance Plan.

EMPLOYMENT AGREEMENTS

  Ahmanson has entered into employment agreements with each of its executive officers. Such agreements generally provide for continually renewed terms of employment and for minimum annual salaries, payable regardless of the disability of the employee and under certain circumstances payable for a period of time after the termination of the officer's actual employment. The agreements with Messrs. Rinehart, Willison and Twomey and Mmes. Kleiner and Anderson provide for minimum annual salaries of $850,000, $600,000, $470,000, $350,000 and $325,000, respectively.

  The employment agreements with Messrs. Rinehart, Willison and Twomey and Mmes. Kleiner and Anderson also provide that the employee may terminate the agreement at any time with or without cause. Cause includes, among other things, Ahmanson's failure to perform its obligations under the employment agreement. Upon termination by the employee with cause or termination by Ahmanson without cause, as defined in the employment agreements, Ahmanson is obligated to pay or provide the employee, for a specified period of time after the date of termination, his or her current salary, his or her current medical and other insurance type benefits, continuation of vesting of all unvested restricted stock, stock options, SARs and certain deferred compensation awards and continuation of accrual and vesting of SERP and Senior Supplemental Executive Retirement Plan benefits. Such benefits will be paid or provided to each of the named executive officers for a period of three years. Special provisions apply in the event of the employee's death or receipt of any salary, cash bonus or other benefits from another employer during the specified period unless such termination occurs after a change in control.

  The employment agreements Ahmanson has entered into with each of the named executive officers were revised in February 1996. Ahmanson's objectives in revising the employment agreements were to retain executives in a period of financial industry consolidation, minimize distraction caused by personal circumstances so that executives can more objectively assess potential business combinations and negotiate the best possible transactions for stockholders, provide a change in control severance arrangement consistent with its peer companies and better allow executives to concentrate on restructuring a merged entity should a change in control occur. The agreements with the named executive officers were amended to provide a 30 day period one year after a change in control during which a voluntary termination of employment will trigger severance benefits and to include the annual bonus as part of the compensation afforded severance protection. Upon a change in control, the revised agreements will add service and vesting credits under Ahmanson's SERP equal to the remaining term of the agreement instead of service and vesting credits equal to 50% of the executive officer's prior service as was the case under the prior agreements. A gross-up provision was added to the new agreements for federal excise taxes on excess parachute payments after a change in control. The term of the agreements with Mmes. Kleiner and Anderson was extended to three years from two years.

                           COMPENSATION OF DIRECTORS

  Directors who are also employees of Ahmanson or any of its subsidiaries receive no additional compensation for their services as directors, including service on committees of the Board of Directors. Each other director receives an annual fee of $24,000 for serving on the Board of Directors and $1,500 for each meeting of the Board of Directors attended. Each member of the Executive Committee receives an annual fee of $3,000 and each member of the Audit, Compensation and Nominating Committee receives an annual fee of $2,400 for each such committee on which the director serves. Each Chairperson of the Audit, Compensation and Nominating Committees receives an additional fee of $7,500. Each director receives an additional payment of $600 for each Committee meeting attended. Directors, and in limited circumstances, their spouses, are reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings.

  Directors of Ahmanson who are not employees of Home Savings or any of its subsidiaries receive additional fees for attending meetings of the Home Savings Board of Directors that are not held jointly with meetings of the Ahmanson Board of Directors. The Home Savings Board of Directors held seven meetings during 1996 separately from the Ahmanson Board of Directors.

  Ahmanson's Outside Director Retirement Plan is a nonqualified retirement plan for directors of Ahmanson who are not also employees of Ahmanson or any of its subsidiaries. Under the Plan a participating director receives an annual retirement benefit equal to the director's annual fee during the 12 month period immediately preceding the participant's retirement from the Board. Benefits under this Plan generally are payable for a period equal to the participant's aggregate years and months of service on the Board of Directors plus time spent in certain governmental service, with a lifetime benefit payable to participants with 15 or more years of service. Benefit payments commence when the participant ceases being a director. Upon the death of the participant, the participant's designated beneficiary is entitled to 50 percent of the benefits otherwise payable to the participant. Such death benefits commence one month after the participant's death and continue for the payment period applicable to the participant or, if the participant had already begun receiving benefits under the Plan, for the participant's remaining payment period with a maximum of 15 years of payment. The Plan permits participants to elect to receive a lump sum benefit equal to 90 percent of the present value of the participant's accrued benefits at any time after retirement or 100 percent of the present value of the participant's accrued benefits upon retirement if the election is made in a timely manner before retirement.

  Ahmanson's 1996 Nonemployee Directors' Stock Incentive Plan (the "1996 Plan") provides for the grant to any director of Ahmanson who is not an employee of Ahmanson or any of its present or future parent or subsidiary corporations (a "Nonemployee Director") of stock options. Whenever any person becomes a Nonemployee Director, such person is granted automatically options, the date of grant of which is the date such person becomes a Nonemployee Director, to purchase 2,000 shares of Ahmanson Common Stock. In addition, on the first business day of each calendar year during the term of the 1996 Plan, each Nonemployee Director then in office is automatically granted options to purchase 2,000 shares of Ahmanson Common Stock. However, no Nonemployee Director may receive in any calendar year under the foregoing provisions of the 1996 Plan options to purchase more than 2,000 shares of Ahmanson Common Stock.

  Additional options will be granted automatically on the first business day of each calendar year to any Nonemployee Director who files with Ahmanson an irrevocable election to receive options in lieu of all or part of annual directors' fees to be earned in each succeeding calendar year.

  Options granted under the 1996 Plan may be exercisable for a term no longer than ten years and one month. The options become exercisable one year after grant (six months for options granted in lieu of directors' fees) as to half of the shares subject to the options and two years (one year for options granted in lieu of directors' fees) after grant as to the balance of the shares or, if earlier, in full upon the director's death, disability or normal retirement or a change in control of Ahmanson and expire three months after termination of directorship other than as a result of death, disability or normal retirement.

  Ahmanson's 1996 Nonemployee Directors' Stock Incentive Plan replaced the 1988 Plan pursuant to which directors had received options with substantially similar terms.

  In March 1997, the Board of Directors adopted stock ownership guidelines for Ahmanson's directors providing for ownership of Ahmanson common stock by the end of a five year period. The guidelines for directors provide for the ownership of Ahmanson common stock by each director in an amount equal to five times their annual retainer.

  Ahmanson also provides at no charge to its nonemployee directors health and dental benefits substantially comparable to those afforded to its employees under Ahmanson's group insurance plans and provides retiree health benefits at no charge.

                             CERTAIN TRANSACTIONS

  For many years Home Savings had a home loan program under which directors, officers and employees of Home Savings, Ahmanson and certain affiliated companies could obtain loans, secured by a first deed of trust on the borrower's principal residence, at a fixed rate at least one percent above Home Savings' cost of funds for the first six months and adjusted thereafter based upon changes in the monthly weighted average cost of funds of savings institutions headquartered in the Eleventh District of the Federal Home Loan Bank System as long as the borrower remained, or retired as, a director, officer or employee of Home Savings, Ahmanson or certain affiliated companies. The current program prohibits directors, executive officers and certain other senior officers from obtaining loans at a discounted rate.

  The following table sets forth as to each present executive officer of Ahmanson who had a home loan from Home Savings under this home loan program
(i) the largest aggregate indebtedness outstanding from January 1, 1996 to February 28, 1997, (ii) the amount of such indebtedness outstanding on February 28, 1997 and (iii) the rate of interest on such indebtedness on February 28, 1997. No present director of Ahmanson had a home loan from Home Savings under this home loan program.

                                    HIGHEST
                                 INDEBTEDNESS    UNPAID BALANCE  INTEREST RATE ON
                                     SINCE       ON FEBRUARY 29,   FEBRUARY 29,
           NAME                DECEMBER 31, 1995      1996             1996
           ----                ----------------- --------------- ----------------
      George Miranda..........    200,268.35       194,027.31         5.842%

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1996 were Byron Allumbaugh, Richard M. Bressler, Delia M. Reyes and Elizabeth A. Sanders. Lodwrick M. Cook served until his retirement from the Board in March 1996. Phillip D. Matthews was appointed to the Committee in May 1996.

  Certain directors, including four members of the Compensation Committee, officers and stockholders of Ahmanson and their associates were depositors, borrowers and customers of and engaged in transactions with Home Savings, and certain other subsidiaries of Ahmanson in the ordinary course of business during 1996. Similar transactions are expected to occur in the future. All such loans and transactions with members of the Compensation Committee were made on substantially the same terms, including interest rates, fees and security, as those prevailing at the time for comparable loans and transactions with other persons and did not involve more than the normal risk of collectibility or present any other unfavorable features.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, which is comprised exclusively of nonemployee directors, is responsible for developing Ahmanson's executive compensation policies, administering Ahmanson's various management incentive programs, and making recommendations to the Board with respect to those policies and programs. In addition, the Committee determines the compensation paid to the Chief Executive Officer and to each of the other senior officers of Ahmanson.

EXECUTIVE COMPENSATION POLICY

  The policy of the Committee is to closely link the compensation of Ahmanson's executive officers to Ahmanson's financial performance and the total returns (price appreciation and dividends) generated for Ahmanson's stockholders. To this end, it is the Committee's policy to generally position executive officer salaries at median competitive levels and to rely on variable, performance-based incentives to play a significant role in determining total compensation. Based on this policy, Ahmanson's financial and stockholder return performance generally must exceed the median performance of other comparable financial institutions before executive total compensation exceeds median competitive practice.

  In March 1997, the Compensation Committee adopted stock ownership guidelines for Ahmanson's executive and certain other senior officers providing for the ownership of Ahmanson common stock by the end of a five year period. The guidelines provide for the ownership of Ahmanson common stock by the chief executive officer in an amount equal to five times his salary, ownership by the other executive officers in amounts equal to three times their salaries, and ownership by certain other senior officers in amounts equal to one times their salaries.

  The key components of Ahmanson's executive compensation program include base salary, an annual incentive plan tied to the annual performance of Ahmanson and the individual participant, and a long-term incentive program with payment based on Ahmanson's total stockholder return performance over a three-year period. Earned awards for 1996 were payable partly in stock and partly in cash. In November 1996 this plan was amended to delete the provision for stock options awards at the beginning of each performance cycle. At the same time, separate Stock Option Award Guidelines were adopted. The November 1996 awards reflected above under the caption "Option Grants In Last Fiscal Year" were made pursuant to the new Stock Option Award Guidelines. In keeping with the Committee's policy of linking executive officer pay closely to performance, approximately 57 percent of the target total compensation of Ahmanson's senior officer group consists of variable, performance-based compensation delivered through the annual bonus and long-term incentive plans.

  As described earlier in this proxy statement, each of Ahmanson's executive officers is covered by an employment agreement which, among other things, specifies a minimum annual base salary for each officer. See "Employment Agreements" above. The Committee may, in its discretion, increase base salaries above the minimum level specified in the agreements, but, in the absence of cause, may not thereafter decrease salaries below those levels.

  Based on external compensation information provided by Hewitt Associates, Ahmanson's benefits advisor, the current base salaries of Ahmanson's senior officer group as a whole fell approximately at the median base salaries of other comparable organizations. The target total compensation (the sum of base salary, the target annual incentive opportunity and the target value of long-term incentives) of the group falls approximately 14 percent below the market median.

  Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions of publicly-traded companies may be limited to the extent that total compensation (including base salary, annual and longer-term incentives, gains from stock option exercises and certain benefits) for certain executive officers exceeds $1 million. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made.

  It is the intent of the Committee to structure Ahmanson's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based" or are exempt for other reasons. However, Ahmanson may in limited circumstances pay compensation which is not deductible if sound management of Ahmanson so requires.

EXECUTIVE SHORT-TERM INCENTIVE PLAN

  Ahmanson's Executive Short-Term Incentive Plan provides for an annual cash award opportunity based on actual company performance compared to budget, subject to reduction of actual awards at the discretion of the Compensation Committee. Performance measures for 1996 were Ahmanson's earnings per share and return on equity adjusted based on changes in the 11th District Cost of Funds Index.

  Target annual incentive awards are established for each participant ranging from 100 percent of base salary for the chief executive officer and from 10 percent to 70 percent of base salary for other eligible employees. Actual payments may vary from zero percent to 200 percent of the target award based on the level of company performance achieved, subject to reduction at the discretion of the Compensation Committee. For 1996 threshold awards equal to 40 percent of the target award were available for achievement equal to 60 percent of budgeted earnings per share and 60 percent of budgeted return on equity. Awards equal to 100 percent of the target award were available for achieving 100 percent of budgeted earnings per share and 100 percent of budgeted return on equity.

  For 1996 Ahmanson's earnings per share performance was 113.1 percent of budget and return on equity was 115.1 percent of budget, resulting in a formula payout to executives of 146.67 percent of target, subject to reduction at the discretion of the Compensation Committee.

EXECUTIVE LONG-TERM INCENTIVE PLAN

  Ahmanson's Executive Long-Term Incentive Plan for the three year performance cycle ended December 31, 1996 provided its executives an award opportunity payable one-half in cash and one-half in stock options. The actual cash awards are based on Ahmanson's relative performance in total stockholder return ("TSR") over the three-year period compared to companies comprising the S&P 500 Index and the companies comprising the S&P Banks Composite Index.

  Similar to the annual incentive plan, cash target awards for each performance measurement period are established for each plan participant and range from 90 percent of base salary for the Chief Executive Officer and from
42.5 percent to 80 percent of base salary for other eligible senior officers. Except for certain awards that may be adjusted downward only, actual payments under the plan may vary from zero percent to 150 percent of the target award. A threshold payment equal to 50 percent of the target award is available for achieving 40th percentile relative performance, while target awards are available for achieving 50th percentile TSR performance.

  For the three year performance cycle ended December 31, 1996, Ahmanson's relative TSR performance equaled approximately the 56th percentile of the group. This performance resulted in a formula payout equal to 113.75 percent of the target opportunity, subject to reduction at the discretion of the Compensation Committee. Half of this payout was made in the form of stock options granted in February 1997. Pursuant to amendments to the Executive Long-Term Incentive Plan in 1994, the timing of grants of stock options was changed from the end to the beginning of the performance measurement period.

  In November 1996, this plan was amended to delete the provision for stock options awards at the beginning of each performance cycle. At the same time, separate Stock Option Award Guidelines were adopted. In February

1997, target cash awards were established under the Executive Long-Term Incentive Plan for the performance measurement period beginning January 1, 1997. In November 1996, stock options were granted under the Stock Option Award Guidelines. The Guidelines provide for annual awards based on a percent of base salary ranging from 30% to 50% using a Black-Scholes valuation model. The table captioned "Options Granted in Last Fiscal Year" reflects both the February 1997 grants under the Executive Long-Term Incentive Plan and the November 1996 awards made pursuant to the new Stock Option Award Guidelines.

CEO COMPENSATION

  Mr. Rinehart's salary was increased in February 1997 and was last increased in October 1994. Based on the competitive data for comparable positions provided by Hewitt, Mr. Rinehart's base salary is about 2.5 percent below the median for other comparative organizations.

  For the year ending on December 31, 1996, Mr. Rinehart received 100 percent of his target opportunity under Ahmanson's annual incentive plan in the form of a cash payment of $891,763. The aggregate award was entirely formula-based. In determining not to reduce Mr. Rinehart's annual incentive award from the formula-based amount, the Committee took into consideration his significant contributions to the financial and strategic actions taken to position Ahmanson for future success.

  For the three year performance measurement period ended on December 31, 1996, Mr. Rinehart received a cash award under Ahmanson's long-term incentive plan of $778,058 (100 percent of the target award) representing the amount generated by the plan formula based on Ahmanson's relative TSR performance over the period. Consistent with other plan participants, one-half of Mr. Rinehart's long-term incentive payment was provided in the form of a ten-year stock option, with an exercise price equal to the market price of Ahmanson's stock as of the date of grant. The translation of Mr. Rinehart's long-term incentive award payment into a stock option was determined by a growth model formula (which formula resulted in fewer options being granted than if the Black-Scholes option valuation model were used) that determines the cash-equivalent value of a stock option on the date of grant and that resulted in a grant of an option to purchase 73,540 shares.

  The foregoing report has been approved by the following members of the
Committee:

                                          Byron Allumbaugh
                                          Richard M. Bressler
                                          Phillip D. Matthews
                                          Delia M. Reyes
                                          Elizabeth A. Sanders

  The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Ahmanson specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires directors and certain officers of Ahmanson and persons who own more than 10% of the registered class of Ahmanson's equity securities to file with the Securities and Exchange Commission and any national securities exchange on which Ahmanson's equity securities are registered. Initial reports of ownership and reports of changes in ownership of Ahmanson Common Stock and other equity securities of Ahmanson. Officers, directors and beneficial owners of more than 10% of Ahmanson's equity securities are required by regulations of the Securities and Exchange Commission to furnish Ahmanson with copies of all
Section 16(a) forms they file.

  To Ahmanson's knowledge, based solely upon a review of the copies of such forms furnished to Ahmanson and written representations that no other reports were required, during the 1996 fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of Ahmanson's equity securities were met in a timely manner.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG H.F. AHMANSON & COMPANY, S&P 500 INDEX AND
                            S&P BANKS COMPOSITE INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                                           S&P BANKS
Measurement Period           H.F. AHMANSON      S&P        COMPOSITE
(Fiscal Year Covered)          & COMPANY     500 INDEX       INDEX
-------------------          -------------   ---------     ----------
Measurement Pt-  12/31/1991   $100           $100          $100
FYE   12/31/1992              $117           $108          $129
FYE   12/31/1993              $125           $118          $138
FYE   12/31/1994              $108           $120          $132
FYE   12/31/1995              $184           $165          $204
FYE   12/31/1996              $233           $203          $288

  The above stock performance graph illustrates Ahmanson's performance in total stockholder return over the period December 31, 1991 through December 31, 1996 relative to the Standard & Poors 500 Index and the Standard & Poors Banks Composite Index.

  Each line on the stock performance graph assumes that $100 was invested in Ahmanson's Common Stock and the respective indices on December 31, 1991. The graph then tracks the value of these investments, assuming reinvestment of the dividends, through December 31, 1996. The cumulative total return shown on the performance graph indicates historical results only and is not necessarily indicative of future results.

  The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Ahmanson specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             STOCKHOLDER PROPOSAL

  Ahmanson has received a proposal from two of its stockholders which beneficially own a total of 27,100 shares of Common Stock that a resolution be presented for adoption at the Annual Meeting of Stockholders. The name and address of the stockholders who submitted the proposal will be provided orally or in writing, as requested, upon receipt of an oral or written request for such information. The text of the resolution and the statement in support thereof are as follows:

               EQUAL CREDIT OPPORTUNITY--COMMUNITY REINVESTMENT

  WHEREAS the performances on mortgage lending to minority borrowers in California in 1995 by Ahmanson's subsidiary, Home Savings of America, were in sharp contrast to the performances of Ahmanson's subsidiaries in the rest of the country, according to analysis of the 1995 Home Mortgage Disclosure Act
(HMDA) data by CANICCOR.

  WHEREAS the 1995 performance of Home Savings, based on HMDA data, when compared with the performance of the industry as a whole, shows although the Company's originations to Blacks of purchase mortgages for owner-occupied homes in California was 13% below the average performance in the industry, comparable originations in Florida were 70% below the average performance in the industry, comparable originations in Texas were 59% below and in Illinois 42% below. Thus, in the three non-California states, the Company was approximately 59% below average performance (calculated in proportion to the Company's relative presence in each state). Similarly, the data show that although the Company's origination to Hispanics of purchase mortgages for owner-occupied homes in California was 6% below the average performance in the industry, comparable origination in Florida were 30% below the average performance in the industry, comparable origination in Texas were 32% below and in Illinois 34% below. Thus, in the three non-California states, the Company was approximately 31% below average performance. (The methodology employed in each instance was to evaluate the performance at the level of the metropolitan statistical area (MSA), and then these MSA performances were summed to the state level by weighing each MSA performance by the number of loans in the industry portfolio to Black or Hispanic borrowers in each MSA, and the industry portfolio was then scaled to the same size as Ahmanson's portfolio in that MSA.)

  WHEREAS if these lower performances continue into 1996, they raise questions about the compliance of the Corporation's subsidiaries with respect to the Equal Credit Opportunity Act (ECOA).

  WHEREAS the Equal Credit Opportunity Act (ECOA) prohibits lenders from discriminating in any aspect of a credit transaction with regard to race or color, religion, national origin, sex, marital status, or age and a lender can be in violation of the ECOA when it applies a policy or practice equally to credit applicants, but the policy or practice has a disproportionately adverse impact on applicants from a group protected against discrimination. Such a policy or practice is described as having a "disparate impact" and can only be justified on necessary business grounds.

  WHEREAS several lenders have entered into agreements with the Justice Department arising out of alleged lending discrimination. These include Northern Trust, Shawmut, and Chevy Chase Federal Savings Bank. The latter agreed to open a new branch in Washington, DC, and Shawmut agreed to pay damages to minority loan applicants.

  WHEREAS we believe our corporation has a duty and a business opportunity to incorporate its depository and other financial subsidiaries in a coherent corporate-wide program which would insure its compliance with both the Equal Credit Opportunity Act and the Community Reinvestment Act and avoid any possibility of accusations of disparate impact.

  BE IT RESOLVED that the shareholders request the Board of Directors to develop an overall FAIR LENDING POLICY which includes all financial subsidiaries of the corporation with a general program goal of achieving at least the industry level of HMDA reportable lending to each major disadvantaged group IN EACH MAJOR MARKET AREA and to report annually to shareholders on its achievements.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER
                      PROPOSAL FOR THE FOLLOWING REASONS:

  The Proposal requests that Ahmanson (and its financial subsidiaries) subordinate its current overall mortgage lending policy and specific lending practices to a ". . .general program goal of achieving at least the industry level of HMDA reportable lending to each major disadvantaged group in each major market area. . ." in which Ahmanson operates. Management believes that the proposal is unnecessary because Ahmanson's management has already adopted and implemented lending policies to help disadvantaged groups in a manner consistent with federal law. Ahmanson has demonstrated and will continue to demonstrate a commitment to fair lending policies, but management's ability to assess lending risk, comply with safe and sound banking practices, abide by the many federal regulations which govern Ahmanson's business, and otherwise promote the economic interests of the Company and its shareholders should not be hampered by a proposal, such as the one presented here, designed to replace such considerations with a policy of lending quotas.

  The Office of Thrift Supervision (the "OTS"), Home Savings' primary regulator, conducts periodic examinations of lenders and issues ratings known as CRA ratings, which are designed to evaluate performance under the Community Reinvestment Act. These evaluations specifically consider Home Savings' lending performance in low- to moderate-income and minority areas in comparison to the performance of other lenders in those areas, i.e., the "industry level of lending." And they consider Home Savings' lending performance with respect to minority borrowers. However, they also consider any business constraints on performance such as safety and soundness considerations or limited market presence. Ahmanson is proud of the fact that the CRA performance of Home Savings (Ahmanson' chief lending subsidiary) was rated "outstanding", the highest rating attainable, in each of the past four examinations.

  The operations of Ahmanson and its lending subsidiaries are already subject to extensive federal regulations such as the Home Mortgage Disclosure Act ("HMDA"), the Equal Credit Opportunity Act ("ECOA"), the Community Reinvestment Act ("CRA"), and the Fair Housing Act ("FHA"), which collectively work to ensure that Ahmanson adheres to fair lending policies. Home Savings' Board of Directors has specifically mandated compliance with ECOA and CRA and has incorporated fair lending and CRA considerations into its business strategies. One of Ahmanson's business goals is to increase its market share of mortgage lending in all of its markets, subject to considerations such as prudent underwriting, avoiding geographic concentrations of credit, and the availability of funds. For example, Home Savings has active marketing programs targeting the Hispanic, African-American, and Asian communities. In addition, regional managers with responsibility for lending periodically are provided information that identifies low- to moderate-income and minority areas within those markets with the most potential for increasing loan production. These managers are required to implement and report on the progress of business plans intended to increase the solicitation and ultimate receipt of loan applications from areas identified in this manner.

  In fact, management believes that the Proposal, if implemented, may actually make it more difficult for Ahmanson to comply with all relevant federal regulations. Home Savings, a federal savings bank, is subject to regulation by the OTS under the Home Owners' Loan Act and the Federal Deposit Insurance Act. Under federal banking law, Home Savings' lending must comply with safe and sound banking practices. In the absence of such compliance, Home Savings would be subject to regulatory enforcement action and civil money penalties. To aid compliance, the OTS in its Lending and Investment regulations advance many factors that Home Savings must consider in fashioning an overall lending policy designed to ". . .identify the purpose and all sources of repayment for each loan, and assess the ability of the borrower(s). . .to repay the indebtedness in a timely manner; . . .ensure that any claims against the borrower. . .are legally enforceable;. . .demonstrate appropriate administration and monitoring of its loans; and. . .take into account the size and complexity of its loans." "Achieving at least the industry level of lending" to "disadvantaged" groups is not among these factors. By forcing Ahmanson to commit to a policy of quota driven lending decisions, the Proposal could jeopardize

Ahmanson's ability to assess individual lending risk and underwrite loans in a manner consistent with its obligations under federal banking law. Therefore, your Board of Directors cautions against voting for a policy that would apply rigid targets as part of the Company's overall lending policy and recommends that you allow management to continue to provide for credit assessments that are made in accordance with federal regulations and based on community needs.

  The Proposal also requests that Ahmanson regularly report on its lending performance to its shareholders. Under HMDA, the information proposed to be reported already is available to any interested member of the public upon request. Additional information on Home Savings' performance in meeting the credit needs of its communities is contained in its CRA examination report, which also is available to any interested member of the public.

  Ahmanson is committed to be an industry leader in fair lending and community reinvestment. Ahmanson's management has worked hard to formulate lending policies that are consistent with federal regulations, in compliance with fair lending requirements, fair, and in the best economic interest of the Company, its communities, and its shareholders. The Company believes that it would be imprudent to limit the continued exercise of that business judgment discretion and, accordingly, the Board of Directors believes that the stockholder proposal, if adopted, would not be in the best interests of Ahmanson.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP ("Peat Marwick"), the independent certified public accountants for Ahmanson and its subsidiaries in 1996, have been selected by the Board of Directors to continue to serve Ahmanson in that capacity for 1997. Representatives of Peat Marwick are expected to be present at the Annual Meeting of Stockholders to make a statement should they desire to do so and will be available to respond to appropriate questions which may be asked by stockholders.

  Peat Marwick performs both audit and non-audit professional services for and on behalf of Ahmanson and its subsidiaries. During 1996 the audit services included examination of the consolidated financial statements of Ahmanson, examination of the financial statements of subsidiaries of Ahmanson and a review of certain filings with the Securities and Exchange Commission and other regulatory agencies.

       STOCKHOLDER PROPOSAL FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

  Any eligible stockholder of Ahmanson wishing to have a proposal considered for inclusion in Ahmanson's 1998 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of Ahmanson on or before November 21, 1997 and satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934. The Board of Directors of Ahmanson will review new proposals received by that date from eligible stockholders and will determine whether such proposals will be included in its 1998 proxy solicitation materials. Generally a stockholder is eligible to present proposals if such stockholder has been for at least one year the record or beneficial owner of at least one percent or $1,000 in market value of securities entitled to be voted at the 1998 Annual Meeting of Stockholders and such stockholder continues to own such securities through the date on which the meeting is held. To be considered at the 1998 Annual Meeting of Stockholders, a stockholder proposal must comply with the requirements of Ahmanson's Bylaws.

                           H. F. AHMANSON & COMPANY

                     PROXY SOLICITED BY BOARD OF DIRECTORS

     The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated March 21, 1997, and hereby appoints Byron Allumbaugh, Richard M. Bressler, Charles R. Rinehart, Arthur W. Schmutz and
P Bruce G. Willison and each of them, acting by a majority or by one of them if only one is acting, with power of substitution, the agent and proxy of
R the undersigned to vote the shares of common stock of H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), standing in the name of the
O    undersigned at  the Annual Meeting of Stockholders to  be held on April
     21, 1997, and at any adjournment or postponement thereof, with respect to
X    the following:

Y    1.  Election of directors:                    (change of address/comments)
     Nominees--Byron Allumbaugh,                   ___________________________
         Harold A. Black, Richard M. Bressler,     ___________________________
         David R. Carpenter, Phillip D. Matthews,  ___________________________
         Richard L. Nolan, Delia M. Reyes,         ___________________________
         Charles R. Rinehart, Frank M. Sanchez,    ___________________________
         Elizabeth A. Sanders, Arthur W. Schmutz,  ___________________________
         William D. Schulte and Bruce G.           ___________________________
         Willison                                  ___________________________
                                                   (If you have written in the
                                                   above space, please mark the
                                                   corresponding box on the
                                                   reverse side of this card.)

     THIS PROXY WILL BE VOTED AS DIRECTED ON               SEE REVERSE
     THE REVERSE SIDE.  IN THE ABSENCE OF ANY                 SIDE
     DIRECTION, THIS PROXY WILL BE VOTED FOR
     THE NOMINEES FOR DIRECTORS NAMED ABOVE
     AND AGAINST PROPOSAL 2.

[X]  Please mark your
     votes as in this
     example

--------------------------------------------------------------------------------
 The Board of Directors recommends a vote FOR Directors.
--------------------------------------------------------------------------------
                                                      FOR     AGAINST   WITHHELD
1.   Election of Directors                            [_]        [_]       [_]
     (see reverse)

For, except vote withheld from the
following nominee(s):                       ___________________________________
                                            ___________________________________
                                            ___________________________________


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
The Board of Directors recommends a vote AGAINST the adoption of the Shareholder Proposal.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                      FOR     AGAINST   WITHHELD
2.   Shareholder Proposal - Precatory resolution      [_]       [_]       [_]
     relating to lending to disadvantaged groups.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

3.   In their discretion, the Proxies are authorized
     to vote upon such other business as may properly
     come before such meeting or any adjournment
     thereof.
--------------------------------------------------------------------------------



                                                           Change  [_]
                                                           of
                                                           Address/
                                                           Comments

SIGNATURE(S)___________________________________________   DATE:_______________

NOTE: Please sign exactly as name appears above. Joint owners should each sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

                              VOTING INSTRUCTIONS

                           H. F. AHMANSON & COMPANY

                        THE AHMANSON ADVANTAGE ACCOUNT
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned acknowledges receipt of the Notice of Annual Meeting and
P    Proxy Statement, dated March 21, 1997, and hereby appoints Bankers
     Trust Company, as trustee of The Ahmanson Advantage Account, (the "Plan"),
R to vote in person or by proxy all shares of common stock of H.F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), allocated to any accounts of
O the undersigned under the Plan at the Annual Meeting of Stockholders to be held on April 21, 1997, and at any adjournment or postponement thereof,
X    with respect to the following:

Y    1.  Election of directors:                    (change of address/comments)
         Nominees--Byron Allumbaugh,               ___________________________
         Harold A. Black, Richard M. Bressler,     ___________________________
         David R. Carpenter, Phillip D. Matthews,  ___________________________
         Richard L. Nolan, Delia M. Reyes,         ___________________________
         Charles R. Rinehart, Frank M. Sanchez,    ___________________________
         Elizabeth A. Sanders, Arthur W. Schmutz,  ___________________________
         William D. Schulte and Bruce G.           ___________________________
         Willison                                  ___________________________
                                                   (If you have written in the
                                                   above space, please mark the
                                                   corresponding box on the
                                                   reverse side of this card.)

     THE TRUSTEE WILL VOTE AS DIRECTED ON                 SEE REVERSE
     THE REVERSE SIDE.  IF THESE VOTING                       SIDE
     INSTRUCTIONS ARE NOT RETURNED BY
     APRIL 17, 1997, OR IN THE ABSENCE OF
     ANY EXPRESSED DIRECTION, THE TRUSTEE
     WILL VOTE FOR THE NOMINEES FOR
     DIRECTORS NAMED ABOVE AND AGAINST
     PROPOSAL 2.

[X]  Please mark your
     votes as in this
     example

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 The Board of Directors recommends a vote FOR Directors.
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                                                      FOR   WITHHELD
1.   Election of Directors                            [_]      [_]
     (see reverse)

For, except vote withheld from the
following nominee(s):                       ___________________________________
                                            ___________________________________

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
The Board of Directors recommends a vote AGAINST the adoption of the Shareholder Proposal.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                      FOR     AGAINST   ABSTAIN
2.   Shareholder Proposal - Precatory resolution      [_]       [_]       [_]
     relating to lending to disadvantaged groups.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

3.   In their discretion, the Proxies are authorized
     to vote upon such other business as may properly
     come before such meeting or any adjournment
     thereof.
--------------------------------------------------------------------------------



                                                           Change  [_]
                                                             of
                                                           Address/
                                                           Comments

SIGNATURE(S)___________________________________________   DATE:_______________

NOTE: Please sign exactly as name appears above. Joint owners should each sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.